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                                                                    Exhibit 99.1

Contact: Tom Brooker/John Patenaude   Rich Coyle
         Nashua Corporation           Citigate Sard Verbinnen
         847-318-1797/603-880-2145    212-687-8080

                     NASHUA CORPORATION REALIGNS MANAGEMENT

           TWO NEW SENIOR MANAGERS NAMED TO LEAD SALES AND OPERATIONS

     NASHUA, N.H. - AUGUST 17, 2006 - Nashua Corporation (NASDAQ: NSHA), a manufacturer of labels and thermal and specialty papers, today announced it has realigned senior management responsibilities for its marketing and manufacturing operations. Industry veteran Todd McKeown is joining Nashua as Vice President of Sales and Marketing, and will be responsible for these activities for the Company's combined Label and Converted products. Sales and marketing for these products, which account for approximately 85 percent of Nashua's revenue, formerly were led by executives in each business unit. Thomas Kubis, formerly Vice President of Manufacturing for the Company's Label segment, has been named Vice President of Operations and will be responsible for Nashua's manufacturing facilities currently located in California, Florida, Nebraska, New Jersey and Tennessee. Both executives will report directly to Thomas Brooker, Nashua's President and Chief Executive Officer.

     "We are combining our Label and Converted products sales force and integrating our manufacturing management teams as part of our ongoing strategy to generate top-line growth and increase productivity," said Brooker. "The flatter, more streamlined organization structure will better position Nashua to capture opportunities and respond to changes in our highly competitive industry. By combining the major parts of our business under the leadership of two highly experienced executives we will be more effective in developing and executing strategies."

     Brooker stated, "On behalf of the senior management team, I'd like to welcome Todd to Nashua. He is an experienced executive with a proven track record in sales and marketing. His substantial industry experience will prove invaluable as we realign the sales force to better focus on our customers and their needs."

     Brooker continued, "I'd also like to congratulate Tom on his well-deserved promotion. During his tenure at Nashua, he has demonstrated his leadership capabilities and has been an integral part of the success we've achieved in optimizing our manufacturing resources. He is ideally suited to lead our operations team."

     Nashua also announced that Thomas Pagel, Vice President and President of the Label Products Division, and Margaret Adams, Vice President, President of the Converted Products Division and Chief Information Officer, have left the Company. "Both Tom and Margaret made important contributions to Nashua, and we wish them well in their future endeavors," said Brooker.

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                                                                               2


     Kevin Coulouris, Nashua's Vice President of Information Technology, will continue in that capacity and report to Brooker.

EXECUTIVE BIOGRAPHIES

     Prior to joining Nashua, Todd McKeown was Vice President of Sales and Marketing for Interlake Material Handling from 2005 to 2006 where he was responsible for all facets of the Interlake brand. He previously served as Senior Vice President of Sales for Moore Wallace North America, an RR Donnelly & Sons Company, where he was responsible for Moore Wallace's direct sales force. During his 18-year tenure at Moore Wallace, McKeown held a variety of sales, marketing and customer support positions. He also served in a number of sales and marketing management and executive positions. McKeown received a Bachelor of Science degree in Economics from Illinois State University in 1989.

     Thomas Kubis joined Nashua in 2003 as Vice President of Manufacturing for the Label Products Division in Tennessee, and was promoted to Vice President of Manufacturing for the Label segment in 2004. Prior to joining Nashua, Kubis was involved in label manufacturing and sales at Wallace Computer Services for 16 years, 13 of which were spent in label manufacturing. Mr. Kubis holds a Bachelor of Science degree in Marketing from the University of Connecticut.

ABOUT NASHUA

     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company's products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "will," "estimates," "expects" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's ability to consummate the transaction, the Company's future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the resolution of certain litigation matters, and other risks set forth in the Company's filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company's estimates only as of the date of this press release and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.